UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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SYNNEX Corporation

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SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

February 22, 2018

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m., Pacific Time, on March 20, 2018, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or vote by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy, vote by telephone or via the Internet, or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 20, 2018

To our Stockholders:

SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on March 20, 2018, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Annual Meeting:

•	to elect eleven directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to hold an advisory vote on Executive Compensation;

•	to approve the material terms of the performance goals under the 2013 Stock Incentive Plan to satisfy the shareholder approval requirement under Section 162(m) of the Internal Revenue Code;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on February 6, 2018 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office at 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed envelope, or vote by telephone or via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 22, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on March 20, 2018.

Our Proxy Statement for our 2018 Annual Meeting of Stockholders, along with the proxy card, our Annual Report on Form 10-K for the fiscal year ended November 30, 2017 and Letter to Stockholders dated February 22, 2018, are available at www.viewproxy.com/synnex/2018.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting

• Date and Time	March 20, 2018 at 10:00 a.m. Pacific Time

• Place	44201 Nobel Drive, Fremont, California

• Record Date and Voting

February 6, 2018

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

(1) Election of Directors. Each director nominee is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee. All of our director nominees have experience or qualifications in, among other areas, Leadership, Strategy, Business Management, Mergers and Acquisitions, and Board Governance; their additional experience and qualifications are listed below.

Name and Principal Occupation	Age	Director Since	Experience/ Qualifications	Independent	Committee Membership	Current Other U.S.- Listed Public Company Boards
Dwight Steffensen Former Chairman and CEO, Merisel, Inc.	74	2002	Distribution, Technology, Finance	X	Executive	0
Kevin Murai President and CEO, SYNNEX Corporation until March 1, 2018	54	2008	Distribution, Technology, Supply- Chain Logistics, International Business		Executive (Chair)	0
Fred Breidenbach Principal, FA Breidenbach & Associates, and Former President and COO of Gulfstream Aerospace Corporation	71	2003	Manufacturing, Supply-Chain Logistics, International Business; Operational Management	X	Compensation Nominating	0
Hau Lee Professor of Operations, Information and Technology, Stanford University Graduate School of Business	65	2012	Technology, Supply- Chain Logistics, International Business	X	Compensation Nominating	0
Matthew Miau Chairman, MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp., and Lien Hwa Industrial Corp.	71	1992	Distribution, BPO Services, Manufacturing, International Business; Long-Term Investor Perspective			0

Dennis Polk COO, SYNNEX Corporation until March 1, 2018 President and CEO, SYNNEX Corporation starting March 1, 2018	51	2012	Distribution, BPO Services, Finance, Supply-Chain Logistics, International Business, Operational Management			1
Gregory Quesnel Former President and CEO, CNF Inc.	69	2005	Distribution, Finance, Supply-Chain Logistics	X	Compensation (Chair) Executive Nominating	2

Ann Vezina Former Corporate Vice President, Human Resources, Xerox Business Services LLC	55	2017	BPO Services, Personnel Management, Technology, International Business	X	Audit	0
Thomas Wurster Former Senior Partner and Managing Director, The Boston Consulting Group	65	2012	Distribution, Technology, Supply- Chain Logistics	X	Nominating (Chair) Compensation Executive	0
Duane Zitzner Consultant and Former Executive Vice President, Personal Systems Group, Hewlett-Packard Company	70	2007	Manufacturing, Technology, Supply- Chain Logistics, International Business	X	Audit	0
Andrea Zulberti Former Managing Director, Barclays Global Investors (now BlackRock, Inc.)	66	2010	Finance, Technology, International Business	X	Audit (Chair) Executive	0

(2) Advisory Vote on Executive Compensation. We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our company’s goals of recognizing sustained financial and operating performance and leadership excellence and aligning our executives’ long-term interests with those of our stockholders.

(3) Approval of the Material Terms of the Performance Goals under the 2013 Stock Incentive Plan. The Board recommends a FOR vote to satisfy a condition of tax deductibility of performance-based terms under the 2013 Stock Incentive Plan. Although the deduction for performance-based compensation under the plan was recently repealed for taxable years beginning after December 31, 2017, awards pursuant to contracts entered into prior to repeal will, in many circumstances, remain eligible for the exemption. We are asking stockholders to approve compensation under Section 162(m) of the Internal Revenue Code.

(4) Ratification of Auditors. As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for 2018.

2017 Executive Compensation Elements

Type	Form	Terms
Equity	• Stock Options	Options generally vest 20% on the first anniversary of the grant date and 1/60th per month thereafter.
	• Restricted Stock Awards	RSAs generally vest 20% per year while employed.
	• Restricted Stock Units	Long-Term Incentive RSUs generally cliff vest after three years, contingent upon achievement of three-year Company performance measures and continuous employment during the three-year period.
Cash	• Salary	Generally eligible for annual increases.
	• Management Incentive Bonus	Based on achievement of Company fiscal year performance goals and individual performance.
Other	• Benefits	Medical, Dental and Vision Insurance, Life Insurance, 401(k) contributions.

2017 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(1)(4)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Kevin Murai

President, Chief	2017	653,644	—	1,313,561	1,499,986	2,099,522	21,360	5,588,073
Executive Officer
and Director	2016	633,794	—	1,227,200	1,499,976	1,751,519	17,645	5,130,134
	2015	624,582	—	1,071,643	999,995	1,215,414	14,859	3,926,493
Dennis Polk
Chief Operating	2017	473,889	630,000	3,701,927	449,981	1,583,031	11,978	6,850,806
Officer
and Director	2016	459,499	—	651,679	449,989	1,015,875	13,424	2,590,466
	2015	452,820	—	581,519	299,975	704,936	8,979	2,048,229
Peter Larocque
President,	2017	473,889	—	3,701,864	449,981	1,296,506	11,978	5,934,218
North American
Technology	2016	459,499	—	651,679	449,989	1,040,297	10,021	2,611,485
Solutions
	2015	452,820	—	581,519	299,975	721,836	8,979	2,065,129
Christopher Caldwell
Executive Vice	2017	455,502	—	3,573,183	412,470	663,230	9,391	5,113,776
President and
President of	2016	441,670	—	470,440	412,496	612,967	6,523	1,944,096
Concentrix	2015	432,251	—	359,224	249,992	553,051	5,056	1,599,574
Corporation
Marshall Witt
Chief Financial	2017	451,703	—	2,418,200	337,486	509,190	9,742	3,726,321
Officer
	2016	437,986	—	394,406	337,476	484,157	9,926	1,663,951
	2015	431,590	—	332,927	224,974	375,239	8,344	1,373,074

*See 2017 Summary Compensation Table and related notes on page 36 for additional information.

(1)	Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 5 “Share-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended November 30, 2017.
(2)	For fiscal 2017, represents performance-based bonus awards under the Management Incentive Plan earned in fiscal 2017, but paid in fiscal 2018 as described in the Compensation Discussion and Analysis beginning on page 23.
(3)	The Compensation Committee awarded Mr. Polk a cash bonus of $630,000, payable in a single sum, in recognition of his additional responsibilities and support of Mr. Murai through the end of 2017.
(4)	Includes the addition of the grant date fair value of special retention performance-based restricted stock units awarded only in fiscal 2017 to the officers as follows: Mr. Polk ($3,000,146); Mr. Larocque ($3,000,084); Mr. Caldwell ($3,000,146) and Mr. Witt ($1,999,970).

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SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2018 Annual Meeting of Stockholders and any adjournments or postponements thereof.

Our Annual Meeting will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on March 20, 2018. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 22, 2018.

Appointment of Proxy Holders

The Board asks you to appoint Dennis Polk and Simon Leung as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on February 6, 2018, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 40,105,615 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail or, if permitted by your bank or broker (if applicable), by telephone or via the Internet as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received from such bank or broker. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting by Telephone and Internet. You may vote by telephone and Internet, however, for stockholders holding shares through a bank or broker, your bank or broker will provide further instructions if this method of voting is available.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of our executive compensation, FOR the approval of the material terms of the performance goals under the 2013 Stock Incentive Plan, and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the eleven nominees receiving the most affirmative votes will be elected. However, the Board has adopted a majority vote policy for director elections whereby if a director receives less than a majority of the votes cast for such director, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected, however, “withhold” votes may prevent a director from obtaining a majority of votes, which would trigger the aforementioned additional Board scrutiny. All other matters submitted for stockholder approval require the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares entitled to vote which are represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

Brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter and therefore will have no effect on the vote. Note that, if you are a beneficial owner and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, nor will the broker be authorized to vote on the proposals other than the ratification of the appointment of KPMG LLP as the auditor for 2018. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Solicitation of Proxies

We are paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet, so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have authorized eleven directors. At the Annual Meeting, eleven persons will be elected as members of the Board, each for a one-year term or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board has designated, the eleven persons set forth below for election at the Annual Meeting. All of the nominees were elected for their current term at the SYNNEX 2017 Annual Meeting of Stockholders held on March 21, 2017. The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the eleven nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.

General

Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Messrs. Breidenbach, Lee, Quesnel, Steffensen, Wurster and Zitzner and Mses. Vezina and Zulberti have no material relationship with us and that each of these directors is an independent director. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 22, 2018), position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations.

Business Experience of Nominees

Dwight Steffensen, 74, has served as a member of the Board since February 2002 and as Chairman of the Board from June 2010 until March 1, 2018, when he will become Lead Director. He also served as Lead Director from March 2006 to June 2010. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen was a member of the Board of Directors of OmniVision Technologies, Inc., where he chaired the Audit Committee and also served on the Compensation Committee and the Corporate Governance and Nominating Committee, until January 28, 2016 when a private investment consortium completed the acquisition of OmniVision Technologies. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a Certified Public Accountant (inactive). As a former executive officer and member of the Board of Directors of Merisel, Inc., one of our former competitors, and having been an Audit Committee financial expert during the time he served on our Audit Committee, we believe that Mr. Steffensen contributes his leadership skills, industry knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Steffensen’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Kevin Murai, 54, has served as our President, Chief Executive Officer and a Director, since March 2008. On January 9, 2018, Mr. Murai announced his retirement as our President and Chief Executive Officer effective March 1, 2018. He will become Chairman of our Board of Directors on that date and also will remain an employee of our company. Mr. Murai served as our Co-Chief Executive Officer from March 2008 until December 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., during which he served in several executive management positions, including most recently as President, Chief Operating Officer and a member of the Board of Directors. Currently, he serves on the Board of Directors for StanCorp Financial Group, Inc., which on March 7, 2016 became a wholly-owned subsidiary of Meiji Yasuda Life Insurance Company and no longer publicly traded, and the Global Technology Distribution Council. He holds a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo in Ontario, Canada. As our President and Chief Executive Officer from 2008 until March 2018 and as a former executive officer and member of the Board of Directors of Ingram Micro Inc., one of our competitors, we believe that Mr. Murai contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Murai’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Dennis Polk, 51, has served as a member of the Board since February 2012. Concurrent with the retirement of Mr. Murai on March 1, 2018, Mr. Polk will assume the role of our President and Chief Executive Officer. Mr. Polk joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and is serving in this capacity until March 1, 2018. Mr. Polk serves on the Board of Directors of Terreno Realty Corporation. At Terreno, Mr. Polk serves as Chair of the Nominating and Corporate Governance Committee. Before joining SYNNEX, Mr. Polk held executive positions at DoveBid Inc., a capital asset disposition services firm, and Savoir Technology Group, Inc., a computer systems distributor and contract manufacturer. Mr. Polk started his career at Grant Thornton LLP, where he exited as an Audit Manager. A graduate of Santa Clara University, Mr. Polk received his Bachelor’s Degree in Accounting and is a Certified Public Accountant. As a current executive officer of SYNNEX and prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. We believe it is also important that our Chief Executive Officer serve on the Board. In addition, we believe that Mr. Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Fred Breidenbach, 71, has served as a member of the Board since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University. As a former executive officer of Gulfstream Aerospace Corporation and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, GE related corporate discipline, Asia Pacific knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Breidenbach’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Hau Lee, 65, has served as a member of the Board since February 2012. Dr. Lee has been the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University since 2002, where he has been a professor since 1983. He is the Co-Director of the Stanford Value Chain Innovation Initiative. Dr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc. Dr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Dr. Lee contributes his leadership skills, supply chain and technology background, and business experience to the Board. In addition, we believe that Dr. Lee’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Matthew Miau, 71, has served as a director since 1992 and served as the chairman of our Board from 1992 to 2008. Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. He is on the Board of Directors of MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp., Lien Hwa Industrial Corp. and Getac Technology Corporation. These directorships are all MiTAC group related, and Mr. Miau has been a significant investor in each of these entities. He also serves on the boards of Winbond Electronics and Cathay Financial Holdings. Regarding board committees, he serves as a member of the audit and compensation committees of Cathay Financial Holdings, which does not trade in the US. With the exception of SYNNEX, the aforementioned companies for which Mr. Miau serves as a director are all located in Taiwan, and only Synnex Technology International and Cathay Financial Holdings have an annual financial scope within the range of SYNNEX. SYNNEX is the only company for which Mr. Miau serves as a director that is US-publicly traded or that is subject to the periodic reporting requirements of the SEC. Our Board has reviewed Mr. Miau’s past Board service and his unique position as a long-term and significant stockholder and has considered the level of time commitment required by Mr. Miau’s other public company boards. The Board believes that Mr. Miau is able to make an important and full contribution to the Board notwithstanding other board commitments.

Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the Board of MiTAC Holdings Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Miau’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. Finally, MiTAC affiliates have held approximately 20% or more of our common stock since our IPO in 2003, and, for this reason, we believe that Mr. Miau brings a unique ownership and shareholder representative perspective to the Board.

Gregory Quesnel, 69, has served as a member of the Board since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel serves on the Boards of Directors of Potlatch Corporation and Ross Stores, Inc. At Potlatch Mr. Quesnel serves as the Chairman of the Finance Committee and also a member of the Audit Committee, Executive Compensation and Personnel Policies Committee, and the Nominating and Corporate Governance Committee. Mr. Quesnel serves as the Chairman of the Audit Committee for Ross Stores and also serves on its Nominating and Corporate Governance Committee. Mr. Quesnel received a Bachelor of Science degree in Finance from the University of Oregon and holds a Master of Business Administration from the University of Portland. As a former executive officer and member of the Board of Directors of CNF Inc. and an Audit Committee financial expert, we believe that Mr. Quesnel contributes his leadership skills, transportation and logistics knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Quesnel’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Ann Vezina, 55, has served as a member of the Board since February 2017. From July 2013 to August 2015, Ms. Vezina served as Corporate Vice President, Human Resources for Xerox Business Services, LLC, where she implemented and directed key HR programs. From February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services, where she led the operation and growth of Enterprise BPO. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. before the acquisition of ACS by Xerox Corporation in 2010; in that role, Ms. Vezina drove global sales, operations and growth of ACS IT and BPO services. She began her career with Electronic Data Systems, taking on roles of increasing responsibility during her 18 years there. Ms. Vezina graduated with a Bachelor of Science in Business Administration from Central Michigan University. As an executive with over 30 years of experience in the global BPO industry, and most recently in an HR role, we believe that Ms. Vezina contributes her leadership skills, global BPO industry knowledge, large-scale personnel management background, and business experience to the Board. In addition, we believe that Ms. Vezina’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Thomas Wurster, 65, has served as a member of the Board since February 2012. Mr. Wurster is a former Senior Partner and Managing Director with The Boston Consulting Group (BCG), a leading global management consulting firm, where he most recently led the West Coast. In the past, he has served as a member of BCG’s Senior Officer Selection Committee, Officer Development Committee, and Americas Management Team. In addition, he has led both the Los Angeles and San Francisco offices of BCG. Mr. Wurster joined BCG in 1978 and was elected Vice President and Director in 1985. Mr. Wurster is currently an Adjunct Professor of Strategy at the UCLA Anderson School of Management and a Lecturer in Management at the Stanford Graduate School of Business. He has also taught at the Yale School of Management as an Adjunct Professor of Strategy and Organization. He has more than thirty-five years of experience consulting to leading companies with a specialization in technology and media. Mr. Wurster is co-author of the book Blown to Bits (The Harvard Business School Press, 2000) on how digital technologies change business strategy. Mr. Wurster received a Bachelor of Arts degree in Economics and Mathematics from Cornell University with distinction and was elected to Phi Beta Kappa. He received his Master of Business Administration degree with honors from the University of Chicago and received his Doctor of Philosophy degree in economics from Yale University. We believe that Mr. Wurster contributes his leadership skills and corporate and business unit strategy development, organization design, merger integration planning and implementation, marketing and sales, operations, and IT distribution background and experience to the Board. In addition, we believe that Mr. Wurster’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Duane Zitzner, 70, has served as a member of the Board since May 2007. Mr. Zitzner served as Interim Chief Executive Officer of National ICT Australia Limited (NICTA) from December 2014 to June 2015. He also has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin—Madison and did advanced studies in Computer Science at the University of Minnesota—Twin Cities. As a former executive officer of Hewlett-Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Zitzner’s membership on the Board of helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Andrea Zulberti, 66, has served as a member of the Board since September 2010. Ms. Zulberti is retired from Barclays Global Investors (now BlackRock, Inc.), one of the world’s largest investment management and advisory companies, after a 14-year career in various executive positions, including Managing Director, Chief Financial Officer, Head of Global Risk Management and Head of Global Operations. Prior to Barclays Global Investors, Ms. Zulberti’s earlier business roles included co-founding a real estate syndication firm and financial management experience in various industries, including transportation and marketing consultancy. Ms. Zulberti graduated with honors with a Bachelor of Science degree in Business Administration from California State University at Hayward (now California State University East Bay). Ms. Zulberti is a certified public accountant (inactive) and a member of the California Society of Certified Public Accountants. As a former executive officer of Barclays Global Investors and former member of the Board of Trustees, Audit Committee and Finance and Investment Committee of ProLogis, we believe that Ms. Zulberti contributes her leadership skills, finance, background, and business experience to the Board. In addition, we believe that Ms. Zulberti’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

There are no family relationships among any of our directors or executive officers.

Required Vote

The eleven nominees for director receiving the highest number of affirmative votes will be elected as directors. However, the Board has adopted a majority vote policy for director elections whereby if a director receives less than a majority of the votes cast for such director, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome, because the candidates who receive the highest number of affirmative votes are elected, however, “withhold” votes may prevent a director from obtaining a majority of votes, which would trigger the aforementioned additional Board scrutiny. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board recommends a vote “FOR” the election of the nominees set forth above as directors of SYNNEX.

CORPORATE GOVERNANCE

Organization of the Board of Directors

The Board held 14 meetings during the fiscal year ended November 30, 2017. Each director serving during our 2017 fiscal year attended at least 75% of the total regularly scheduled and special meetings held by the Board and the committees on which such director served during the director’s tenure in the last completed fiscal year. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board serving at the time attended the 2017 Annual Meeting.

Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The Chairman of the Board presides over each such executive session. Historically, our Chief Executive Officer has not served as our Chairman of the Board and we continue to separate the two positions. Separating the two positions ensures that our Chief Executive Officer is accountable for managing our company in close alignment with the interests of stockholders, eliminates the inherent conflict of interest that arises when the roles are combined, promotes oversight of risk and can serve as a conduit for regular communication with stockholders.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (SEC). With respect to the Executive Committee, at least one half of the members of the Executive Committee meet the independence standards of the NYSE and rules and regulations of the SEC. In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meet the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.synnex.com. Our corporate governance guidelines and code of ethical business conduct, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available on or through our website at www.synnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethical business conduct on our website.

The following lists the four standing committees and their current members who are director nominees.

Audit Committee

Number of Members:	3

Members:	Andrea Zulberti, Chair and Audit Committee Financial Expert
Ann Vezina Duane Zitzner
Number of Meetings in fiscal year ended November 30, 2017:	11

Functions:	The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit Committee meets regularly with our President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President of Internal Audit, independent auditor, General Counsel, Corporate Controller, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and reviewing as necessary our business continuity plan and test results. The Audit Committee meets regularly in separate executive session with the Vice President of Internal Audit and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Compensation Committee

Number of Members:	4

Members:	Gregory Quesnel, Chair Fred Breidenbach Hau Lee
Thomas Wurster
Number of Meetings in fiscal year ended November 30, 2017:	7

Functions:

The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term bonus plans. The Compensation Committee also reviews, determines and approves bonuses for our officers and other employees. In addition, the Compensation Committee reviews, administers and approves equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans.

Nominating and Corporate Governance Committee

Number of Members:	4

Members:	Thomas Wurster, Chair Fred Breidenbach Hau Lee Gregory Quesnel
Number of Meetings in fiscal year ended November 30, 2017:	6

Functions:

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering nominations by stockholders.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Executive Committee

Number of Members:	5

Members:	Kevin Murai, Chair
Gregory Quesnel Dwight Steffensen Thomas Wurster
Andrea Zulberti
Number of Meetings in fiscal year ended November 30, 2017:	0

Functions:

The Executive Committee is responsible for performing the functions of the Board when there is a critical need for prompt review and action of the Board and it is impractical to arrange a meeting of the Board within the time reasonably available; and representing the full Board between regularly scheduled meetings and other matters that the Board may delegate to the Executive Committee from time to time.

The Executive Committee did not hold any meetings during the fiscal year ended November 30, 2017 as all matters were covered at regularly scheduled Board meetings.

The Board of Directors’ Role in Risk Oversight

The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

Due to Mr. Murai’s serving as our President and Chief Executive Officer immediately prior to his becoming our Chairman of the Board on March 1, 2018 and therefore not being deemed independent, the Board has established the independent Lead Director role, to which it has appointed Mr. Steffensen to be effective on that date. The Board believes that this leadership structure best facilitates its oversight of risk by combining independent leadership, through an independent Lead Director, independent Board committees, and majority independent Board composition, with an experienced Chief Executive Officer and an experienced Chairman of the Board who have intimate knowledge of our business, history, and the complex challenges that arise. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of our company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chairman of the Board, Lead Director, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes in a well-functioning and effective balance between the Chairman of the Board, Lead Director and other non-executive Board members, and the Chief Executive Officer, which enhances risk oversight.

In addition, the Board believes that the Chairman of the Board should not serve on the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee. As such, our outgoing Chairman of the Board, Mr. Steffensen, has not served on any of the independent committees since our 2011 Annual Meeting. Our incoming Chairman of the Board, Mr. Murai, also will not serve on any of the independent committees.

The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the Board on material legal and regulatory matters. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide reports to the Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk.

Director Orientation and Continuing Education

We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that would assist the directors in discharging their duties. The program includes, among other things, biannual visits to different company locations to foster more director interaction with employees and familiarity with various company sites and businesses. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.

Director Nominations

The Board nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

The Nominating and Governance Committee is aware that some corporate governance groups have set a maximum on the number of public company boards on which a public company director should sit regardless of the individual circumstances of the director or nature of the companies involved. The Nominating and Governance Committee recognizes the concern of overboarding, where a director sits on an excessive number of boards, and, without setting an ad hoc limit on the number of public company boards for directors, has considered the following factors, among others, in looking at the time availability of each prospective director nominee on an individual basis: size and location of the other companies; the director’s board duties at those companies and extent of board committee service; the extent of service on large private company boards; board tenure; and board attendance. Based on these factors, the Nominating and Governance Committee determined no director nominee should be removed from consideration due to the number of public company boards on which the director nominee serves.

Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose terms expire at such Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders less than 100 days prior to the meeting date, we must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day we mailed notice of the Annual Meeting date or provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: Andrea Zulberti, Chair of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder of SYNNEX or other interested person. Ms. Zulberti or Mr. del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.

2017 Directors’ Compensation Table

The following tables set forth the compensation amounts paid to each non-executive director for their service in fiscal year ended November 30, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Fred Breidenbach	85,000	124,934	—	747	210,681
Hau Lee	85,000	124,934	—	747	210,681
Matthew Miau	85,000	124,934	—	747	210,681
Gregory Quesnel	105,000	124,934	—	747	230,681
Dwight Steffensen	185,000	124,934	—	747	310,681
Ann Vezina(4)	92,083	134,494	—	719	227,296
Thomas Wurster	97,500	124,934	—	747	223,181
Duane Zitzner	85,000	124,934	—	747	210,681
Andrea Zulberti	111,000	124,934	—	747	236,181

(1)	Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718 for the fiscal year ended November 30, 2017 rather than the amounts realized by the named individuals. See Note 5 “Share-Based Compensation” for valuation assumptions used to calculate the fair value included in our Annual Report on Form 10-K for fiscal year ended November 30, 2017.

(2)	The table below sets forth the aggregate number of stock awards that have not vested and option awards that are outstanding held by our non-employee directors as of November 30, 2017.

Name	Stock Awards	Option Awards
Fred Breidenbach	284	—
Hau Lee	284	10,000
Matthew Miau	284	—
Gregory Quesnel	284	—
Dwight Steffensen	284	—
Ann Vezina	305	—
Thomas Wurster	284	9,400
Duane Zitzner	284	—
Andrea Zulberti	284	5,000

(3)	The amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2017 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.

(4)	Ms. Vezina joined the Board in February 2017.

Narrative to Directors’ Compensation Table

The compensation and benefit program for non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be transparent and easy for stockholders to understand. We review director compensation every year.

For the fiscal year ended November 30, 2017, each non-executive director received an annual retainer of $85,000 payable quarterly and an annual restricted stock grant under the 2013 Stock Incentive Plan valued at approximately $125,000. The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting. The valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on the first trading day following the director’s appointment or election and vests quarterly based upon our fiscal quarter.

Additionally, for the fiscal year ended November 30, 2017, the chairs of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Chairman of the Board, received cash retainers payable quarterly in advance. These retainer amounts are reviewed and revised from time to time to reflect compensation practices among our peers based on information provided by our compensation consultant Compensia, and the retainer amounts changed on March 21, 2017, the date of the 2017 Annual Meeting. The chair of the Audit Committee receives a retainer of $26,000 (previously $20,000), the chair of the Compensation Committee receives a retainer of $20,000 (previously $15,000), and the chair of the Nominating and Corporate Governance Committee receives a retainer of $12,500 (previously $10,000). The Chairman of the Board of Directors receives an additional cash retainer of $100,000 (previously $70,000). Effective January 2018, the

Lead Director receives an annual compensation of $80,000. Also, all directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.

We require each current member of the Board who was elected at the 2016 Annual Meeting to hold an equity position in SYNNEX of the equivalent value of at least three times the annual base retainer (excluding committee chair retainers) in common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting, commencing on the 2017 Annual Meeting. For any director initially elected after the 2016 Annual Meeting we require that he or she hold an equity position in SYNNEX of the equivalent value of at least three times the annual base retainer (excluding committee chair retainers) in common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting, commencing on the fourth Annual Meeting of Stockholders held following his or her initial election. All current directors either meet this stock ownership requirement as of the record date or are still within the four-year period.

In the fiscal year ended November 30, 2017, Matthew Miau received the same standard retainer and equity compensation as the other outside directors, as approved by the Nominating and Corporate Governance Committee. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Hau Lee, Gregory Quesnel, Thomas Wurster, and Duane Zitzner served as members of the Compensation Committee at various times during the fiscal year ended November 30, 2017. None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2017 has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that Messrs. Breidenbach, Lee, Quesnel, Wurster, and Zitzner have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers currently serves, or in the past year has served, on the board of directors or compensation committee of any entity that has one or more executive officers serving, or proposed to serve, as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Overview

We have a business relationship with MiTAC International Corporation (MiTAC International), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (MiTAC Holdings) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of February 6, 2018, and as detailed in the table below, MiTAC Holdings and its affiliates beneficially owned approximately 22.1% of our common stock. Matthew Miau, our Chairman Emeritus of the Board of Directors and a director, is the Chairman of MiTAC Holdings and a director or officer of MiTAC Holdings’ affiliates. As a result, MiTAC Holdings generally has significant influence over us and over the outcome of all matters submitted to stockholders for consideration, including any of our mergers or acquisitions. Among other things, this could have the effect of delaying, deterring or preventing a change of control over us.

Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. During the fiscal years ended November 30, 2017 and 2016, we recorded $0.1 million and $0.22 million in reimbursements for rent and overhead costs.

We purchased inventories from MiTAC Holdings and their affiliates totaling $232.4 million, $170.1 million, and $87.1 million during fiscal years 2017, 2016, and 2015, respectively. Our sales to MiTAC Holdings, and its affiliates during fiscal years 2017, 2016, and 2015 totaled $1.2 million, $1.8 million, and $1.3 million respectively. Most of the purchases and sales in 2017, 2016 and 2015 were pursuant to the agreements mentioned under the heading “Agreements with MiTAC Holdings and Affiliates” below.

Our business relationship with MiTAC Holdings and its affiliates has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

We negotiate pricing and other material terms on a case-by-case basis with MiTAC Holdings and its affiliates. We have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by the Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors.

Beneficial Ownership of our Common Stock by MiTAC Holdings

As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 22.1% of our common stock as of February 6, 2018. These are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares
MiTAC Holdings(1)	4,997,878
Synnex Technology International Corporation(2)	3,859,888
Total	8,857,766

(1)	Shares held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 375,557 shares directly held by Matthew Miau and 215,730 shares indirectly held by Mathew Miau through a charitable remainder trust.

(2)	Synnex Technology International Corp. (“Synnex Technology International”) is a separate entity from us and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 8.7% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 13.6% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person(s), entity, or entities that hold a majority interest in MiTAC Incorporated.

While the ownership structure of MiTAC Holdings and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.

Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our potential competitor. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with us.

Agreements with MiTAC Holdings and Affiliates

We have entered into several additional agreements with affiliates of MiTAC Holdings. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. In the fiscal year ended November 30, 2017, we paid an aggregate of approximately $246.2 million to MiTAC Holdings and its affiliates, most of which was paid pursuant to the distribution and supply agreements described below.

Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.

Logistics Services Agreements. In March 2010, we entered into a logistical services agreement with MiTAC Digital Corp. Pursuant to the agreement, we provide certain reverse logistics services related to products returned by MiTAC Digital’s customers in Canada. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of the parties or, following the initial two year term, by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Manufacturing Supply Agreement. In October 2014, our subsidiary Hyve Solutions Corporation and its affiliates and subsidiaries entered into a manufacturing supply agreement with MiTAC Computing Technology Corporation. Pursuant to the agreement, Hyve Solutions may purchase and use certain MiTAC Computing Technology products to fulfill manufacturing contracts for third party customers worldwide. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Logistics Services Agreement. In November 2011, we entered into a logistics services agreement with Getac, Inc., a subsidiary of Getac Technology Corporation, where we provide integration services and pick, pack and ship services for Getac. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement. In February 2012, we entered into a distribution agreement with Getac, Inc. Pursuant to the agreement, we may purchase certain Getac products for distribution in the United States and Canada. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 30 days prior written notice of termination to the other party.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures for Approving Related Party Transactions

We have adopted a policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 6, 2018, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2017 Summary Compensation Table on page 36, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 40,105,615 shares outstanding as of February 6, 2018.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February, 2018(2)	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	9,073,496	—	9,073,496	22.6%
FMR LLC(4) 245 Summer Street Boston, MA 02210	5,836,310	—	5,836,310	14.6%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10022	3,582,707	—	3,582,707	8.9%
The Vanguard Group(6) 100 Vanguard Blvd Malvern, PA 19355	3,317,365	—	3,317,365	8.3%
Directors and Named Executive Officers:
Kevin Murai	146,533	261,870	408,403	1.0%
Dennis Polk	20,408	47,485	67,893	*
Peter Larocque	17,458	2,443	19,901	*
Christopher Caldwell	27,341	17,523	44,864	*
Marshall Witt	21,580	15,460	37,040	*
Fred Breidenbach	15,587	—	15,587	*
Hau Lee	10,231	10,000	20,231	*
Matthew Miau(3)(7)	591,287	—	591,287	1.5%
Gregory Quesnel	9,013	—	9,013	*
Dwight Steffensen	5,869	—	5,869	*
Ann Vezina	1,224	—	1,224	*
Thomas Wurster	10,231	8,500	18,731	*
Duane Zitzner	18,853	—	18,853	*
Andrea Zulberti	12,422	3,500	15,922	*
All current directors and executive officers as a group (15 persons)	932,917	367,930	1,300,847	3.2%

*	Amount represents less than 1% of our common stock.

(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 6, 2018 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Based on information reported to the SEC on Forms 4 dated January 18 and 23, 2018 and on a Schedule 13G filed with the SEC on February 12, 2018, this amount represents 4,997,878 shares held by Silver Star Developments Ltd. and 3,859,888 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan. Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yung Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3, Mingsheng East Road, Zhongshan Dist., Taipei City 104, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of SYNNEX. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

(4)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC, this amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reports sole voting power with respect to 443,202 shares and sole dispositive power with respect to 5,836,310.

(5)	Based solely on information reported on a Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc., this amounts consists of shares beneficially owned by BlackRock, Inc. by virtue of holdings by the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd., and BlackRock Life Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one person’s interest in the shares is more than five percent of the total outstanding common shares. BlackRock reports sole voting power with respect to 3,472747 shares and sole dispositive power with respect to 3,582,707 shares.

(6)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 34,594 shares, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,258 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group reports sole voting power with respect to 37,094 shares and sole dispositive power with respect to 3,279,013 shares. The Vanguard Group reports shared voting power with respect to 3,758 shares and shared dispositive power with respect to 38,352 shares.

(7)	Mr. Miau’s share ownership total includes indirect beneficial ownership of 215,730 shares held by MASJ Holding Charitable Remainder Trust, for which his wife serves as trustee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for SYNNEX’ executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers. In addition, in June 2017, the Board determined that, consistent with the stockholders’ advisory vote in March 2017, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation.

At last year’s Annual Meeting, our stockholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say on pay” vote, with 36,031,348 votes cast in favor of approval and approximately 132,378 votes cast against. As the Compensation Committee evaluated our compensation principles and policies during fiscal 2017, it was mindful of this favorable outcome and the stockholders’ strong support of our compensation objectives and compensation programs. The Compensation Committee has maintained its general approach to executive compensation with adjustments to salaries, equity grants, bonus targets and the peer group to reflect consideration of our Concentrix business and the trajectory of our business model.

Objectives and Philosophy of Our Compensation Program

Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on his performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively moderate base salaries, but high variability through our Management Incentive Plan and equity compensation. We believe that total compensation should reflect some level of risk associated with the performance of the business. As a result, a substantial portion of an executive officer’s total compensation is in the form of profit sharing and equity grants.

We believe that the compensation of our executive officers should reflect their success as a management team, as well as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, return on invested capital, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executive officers in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock, restricted stock unit and other equity incentive programs.

Competitive compensation is important if we are to attract and retain the talent necessary to lead SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among employees according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every employee is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our employees.

The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution, performance and increase in the global scope of the business and complexity and demands of understanding, managing and influencing global operations and integrated success. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.

Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the performance of SYNNEX receive more long-term equity as a percentage of total compensation than non-executive employees who have less ability to influence the performance of SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive employees. The goal is to create a balanced culture of high performance without undue risk assumption.

Elements of Our Compensation Program

As a result of the above assessment process and as reviewed annually by the Compensation Committee, we have implemented a compensation program for our executive officers that consists of four compensation components:

(1)	base salary;

(2)	Management Incentive Plan bonus;

(3)	equity grants; and

(4)	performance-based, long-term incentives (LTI).

We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The compensation elements are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Annual equity grants in the form of stock options, restricted stock awards or restricted stock units (RSUs), other than LTI awards, are generally awarded in the September-October period. Management Incentive Plan bonuses are generally paid in the December-January period and LTI awards in the form of performance-based RSUs are generally granted in the January-February period. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.

The components of our compensation program are described as follows:

Base Salary.    Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. In prior years, we maintained relatively low base salaries to incent executive officers to achieve the Profit Sharing Plan (now Management Incentive Plan) targets and thus create a performance-driven environment. The Compensation Committee increased base salaries and decreased Management Incentive Plan bonuses to reduce the variability of the cash compensation component and to discourage excessive risk-taking and short-term business decisions to meet payout thresholds; however, base salaries generally remain near the 25th percentile for comparable positions in our peer group and are now considered relatively moderate.

Base salaries for our executive officers are reviewed and, if deemed appropriate, adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of his area of responsibility and his individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

Management Incentive Plan.    Our Management Incentive Plan replaced our Profit Sharing Plan in fiscal 2017. Management Incentive Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Under our Management Incentive Plan, we accrued a certain percentage of our pre-tax, before profit sharing accrual, profits for possible bonuses. Bonuses granted to executive officers under our Management Incentive Plan are determined by the Compensation Committee based upon both qualitative and quantitative considerations. The Compensation Committee establishes in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under our Management Incentive Plan for that fiscal year. Performance goals under the Management Incentive Plan may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee. As in prior years with the Profit Sharing Plan, the Compensation Committee set reasonably stringent minimum Management Incentive Plan hurdles and performance metrics. The Compensation Committee is also authorized to recoup any bonuses or portion thereof to mitigate the potential for undue risk assumption.

Management Incentive Plan bonuses for fiscal year 2017 to the executive officers were based upon a combination of (1) our achievement of certain net income target performance, with adjustments based upon achievement of certain Return on Invested Capital, or ROIC, performance (the Technology Solutions target metric), and (2) the achievement of certain threshold EBITDA target performance by our Concentrix business. For all executive officers other than Mr. Larocque and Mr. Caldwell, the Technology Solutions target performance metric accounts for 67% of the officer’s bonus measurement, and the Concentrix target performance metric accounts for 33%. For Mr. Larocque, as President, North American Technology Solutions, the Technology Solutions target performance metric accounts for 90% of his bonus measurement, and the Concentrix target performance metric accounts for 10%. For Mr. Caldwell, as the President of Concentrix, the Technology Solutions target performance metric accounts for 10% of his bonus measurement, and the Concentrix target performance metric accounts for 90%. For the Technology Solutions and Concentrix businesses, the net income and ROIC targets for fiscal year 2017 were increased from fiscal year 2016. Executive officers are not eligible for bonuses unless we meet or exceed the target performance percentages of the internally established net income and EBITDA goals. The minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3% for all executive officers.

The actual bonus payable, if the applicable minimum threshold percentages are met, is paid on a sliding scale of the target performance actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. In the case of the Technology Solutions component of the performance bonus, this amount then is adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. In addition, our President and Chief Executive Officer has discretion to recommend to the Compensation Committee that it decrease bonuses for all other executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code, as amended (referred to herein as the Code).

If the minimum threshold target performance percentage of the internally established net income goal or EBITDA goal is not achieved, no bonuses would be paid to the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage of the Technology Solutions component was based on the previous year’s internally established net income per share goal plus a reasonable “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established net income goal or EBITDA goal is exceeded, no incremental bonuses beyond the maximum award would be paid to the executive officers. The Management Incentive Plan bonus for each executive officer is based upon a certain percentage of his annual base salary for the applicable fiscal year.

In the event that the minimum threshold performance target is met, then our executive officers would receive a bonus based on the following approximate percentage of his fiscal year base salary for fiscal 2017 and for fiscal 2018, as applicable:

Name	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1)(%)	Target Payment as Percentage of Base Salary(1)(%)	Maximum Payment as Percentage of Base Salary(1)(%)
Kevin Murai(2)	125	250	375
Dennis Polk	100	200	300
Peter Larocque	100	200	300
Christopher Caldwell	75	150	225
Marshall Witt	50	100	150

(1)	The applicable base salary is each officer’s then-current base salary at the end of the fiscal year. For Mr. Polk for fiscal 2018, the minimum payment (if threshold is met) as percentage of base salary is 125%, the target payment as percentage of base salary is 250%, and the maximum payment as percentage of base salary is 375%. For Mr. Caldwell for fiscal 2018, the minimum payment (if threshold is met) as percentage of base salary is 100%, the target payment as percentage of base salary is 200%, and the maximum payment as percentage of base salary is 300%.

(2)	Mr. Murai will retire as President and Chief Executive Officer on March 1, 2018 and will not be eligible for a fiscal 2018 Management Incentive Plan award.

There is potential for actual awards under the Management Incentive Plan to be less than such minimum targets depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer. In addition, the Compensation Committee has discretion to decrease the bonus for all executive officers. The Compensation Committee’s discretion is exercised based upon discussions with our President and Chief Executive Officer, taking into account his ability to manage and monitor the performance of the other named executive officers.

For fiscal year ended November 30, 2017, we achieved a net income of $301.2 million, which contributed to our exceeding both the minimum threshold of the Technology Solutions component and the Concentrix EBITDA component, and as a result our executive officers received the following bonuses:

Name	Management Incentive Plan Bonuses
Kevin Murai	$2,099,522
Dennis Polk	$1,583,031
Peter Larocque	$1,296,322
Christopher Caldwell	$740,231
Marshall Witt	$580,352

Based on comparable peer companies, the total cash compensation targets, including both base salary and Management Incentive Plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers for comparable positions in our peer group for fiscal year 2017 were as follows:

Name	Total Cash Compensation Target Percentile
Kevin Murai	Below 75th Percentile
Dennis Polk	Below 75th Percentile
Peter Larocque	Above 75th Percentile
Christopher Caldwell	Above 75th Percentile
Marshall Witt	Below 50th Percentile

Equity Grants.    Long-term incentives involve equity grants and performance retention grants, including restricted stock awards, RSUs and stock options. Restricted stock and RSUs help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of equity grants and performance retention grants derives from stock price, which aligns executive compensation with stockholder value.

Equity grants are based on a number of considerations. The Compensation Committee’s determination with respect to stock option grants, restricted stock award and RSU grants to executive officers for fiscal year ended November 30, 2017 can be viewed from two perspectives: our company and our executive officer. From our company’s perspective, the Compensation Committee considered the following principal elements:

•	corporate performance;

•	dilution to stockholders; and

•	related expense to our company.

From our executive officers’ perspective, the Compensation Committee considered the following principal elements:

•	job responsibilities and past performance;

•	likely future contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors; and

•	existing vested and unvested equity holdings.

Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and diluted earnings per share, or EPS. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options, restricted stock awards or RSUs based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers with the most direct impact on our overall performance to accept more equity risk and their grants are more heavily weighted towards stock options rather than restricted stock awards or RSUs.

To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that they, except our President and Chief Executive Officer, hold an equity position in SYNNEX of the lesser of the following: (1) at least two times his annual total cash compensation or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to our President and Chief Executive Officer, we require that he hold an equity position in SYNNEX of the lesser of the following: at least two times the sum of his annual cash compensation or $2,000,000. This equity position can be satisfied by holding shares of common stock owned personally or in trust for his benefit and/or vested in-the-money stock options. In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases makes equity grants only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exception to this standard procedure is the granting of Long-Term Incentive RSUs, as discussed below, which are valued as of the first business day of the fiscal year. The exercise price for all stock option grants is the market closing price of our common stock on the effective grant date. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. We believe that the automatic and consistent nature of our equity grant process avoids the possibility of timing deviations.

Performance-Based, Long-Term Equity Incentives. Our LTI program, currently implemented through our 2013 Stock Incentive Plan, is designed to provide long-term retention incentives for our executive officers, and also to create an alignment between the interests of our executive officers and those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2013 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2013 Stock Incentive Plan.

We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The LTI award is comprised of performance-based RSU grants. For the fiscal years ended November 30, 2017 and November 30, 2018, the performance-based RSUs granted executive officers cliff vest based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. In determining the EPS target performance metrics, we focused upon our growth, return on equity, ROIC, and EPS. The minimum threshold EPS target performance percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs vest for the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage is based on the previous year’s EPS plus a reasonable, 3-year “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established EPS goal is exceeded, no incremental performance-based RSU vesting beyond the maximum award benefits the executive officers.

The dollar value of the LTI awards is based upon one-third of each executive officer’s 100% target Management Incentive Plan award for the 2017 or 2018 fiscal year, as applicable. The actual number of performance-based RSUs, if the applicable minimum threshold percentage is met, vest on a sliding scale of the target EPS performance percentage actually achieved and the dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. To the extent that we fail to meet our performance targets for the applicable 3-year period, then that portion of the shares underlying the performance-based RSUs are canceled and do not vest. If, for example, we achieve an EPS equal to 75% of the EPS target our executive officers would receive 50% of the targeted shares. Similarly, if we achieve an EPS equal to 166.67% of EPS target, then our executive officers would receive 200% of the targeted shares.

In order to allow for vesting of 200% of the target performance-based RSUs (pursuant to the vesting criteria discussed above), each executive officer is granted a number of performance-based RSUs equal to two times the target grant. For fiscal year 2017, based upon the per share price, adjusted for the exclusion of dividend equivalents, on the first business day of fiscal 2017 (December 1, 2016) of $114.57, the executive officers were granted performance-based RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Kevin Murai	9,620	$1,102,163	4,810	$551,082	2,405	$275,541
Dennis Polk	5,579	$639,186	2,789	$319,536	1,394	$159,711
Peter Larocque	5,579	$639,186	2,789	$319,536	1,394	$159,711
Christopher Caldwell	4,022	$460,801	2,011	$230,400	1,005	$115,143
Marshall Witt	2,659	$304,642	1,329	$152,264	664	$76,074

For fiscal year 2018, based upon the per share price, adjusted for the exclusion of dividend equivalents, on the first business day of fiscal 2018 (December 1, 2017) of $130.12, the executive officers were granted performance-based RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Dennis Polk	8,644	$1,124,757	4,322	$562,379	2,161	$281,189
Peter Larocque	5,028	$654,243	2,514	$327,122	1,257	$163,561
Christopher Caldwell	4,832	$628,740	2,416	$314,370	1,208	$157,185
Marshall Witt	2,396	$311,768	1,198	$155,884	599	$77,942

In addition, the vesting of the LTI awards is contingent upon the executive officer still being employed by us on the date of vesting.

In considering the appropriate performance metric for the LTI awards for fiscal year 2017, the Compensation Committee, with the assistance of senior management, concluded that applicable EPS and ROIC performance metrics be the same for all executive officers. The Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under FASB ASC Topic 718.

With respect to both our equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2013 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In general, we believe that the rebalancing of annual, variable compensation modified compensation program for our executive officers meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals and mitigates the potential for undue risk assumption.

Special Retention Awards. On October 20, 2017, the Compensation Committee granted the following performance-based RSUs to the following named executive officers:

Officer	Number of Shares Underlying RSU
Dennis Polk	23,598
Peter Larocque	23,556
Chris Caldwell	23,598
Marshall Witt	15,731

Portions of the RSUs will vest upon the third and fourth anniversaries of the grant date provided the following conditions occur. First, the officer remains in continuous employment by us through the vesting dates. Second, we achieve an increase of at least ten percent in adjusted net income as reported in our financial statements from our continuing operations for any consecutive 12-month period over the three-year period beginning fiscal 2017 fourth quarter through fiscal 2020 third quarter, measured against adjusted net income, with comparable financial measure adjustments, as reported in our financial statements from our continuing operations during the one-year period beginning fiscal 2016 fourth quarter through fiscal 2017 third quarter.

Deferred Compensation Plan. Our deferred compensation plan permits designated employees to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Code. Currently, none of our executive officers participates in this plan.

Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our employees.

Executive Compensation Discussion for the Named Executive Officers

President and Chief Executive Officer. Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. On January 9, 2018, Mr. Murai announced he will retire as our President and Chief Executive Officer effective March 1, 2018. He will become Chairman of our Board of Directors on that date and also will remain an employee of our company. Mr. Murai’s annual base salary was $653,644 in fiscal year 2017. Mr. Murai also received a bonus of $2,099,522 under our Management Incentive Plan, a stock option grant of 40,628 shares, a restricted stock award of 5,828 shares, and a grant of 9,620 performance-based RSUs. Some of the primary factors affecting Mr. Murai’s compensation include, among other things, our performance toward our pre-established financial goals, comparative compensation of competitor companies and his overall leadership of our company. In addition, Mr. Murai was responsible for the strategy of our company resulting in strong financial performance within the core Technology Solutions segment; continued expansion into adjacent, higher margin service and solution businesses; leadership in our acquisition of Westcon-Comstor Americas; strong revenue growth within the Concentrix segment; and our overall performance, including 122 consecutive quarters of profitability. Mr. Murai has been a member of the Executive Committee of the Global Technology Distribution Council (GTDC) and served as the Chairman of the GTDC until September 2016, and, while under Mr. Murai’s leadership in fiscal year 2017, we earned notable recognition, including rising to No. 198 on the Fortune 500 list and certain customer and vendor awards. Also, Mr. Murai is instrumental in the development of other executives and instills his vision of the company across the spectrum of all employees.

Chief Operating Officer. Dennis Polk has served as our Chief Operating Officer from July 2006 until March 1, 2018 and as a Director since February 2012. He will become our President and Chief Executive Officer upon Mr. Murai’s retirement on March 1, 2018. Mr. Polk previously served as Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $473,889 in fiscal year 2017. Mr. Polk also received a bonus of $1,583,031 under our Management Incentive Plan, a special bonus of $630,000, a stock option grant of 12,188 shares, a restricted stock award of 2,914 shares, a grant of 5,579 performance-based RSUs, and a special grant of 23,598 performance-based RSUs. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership and strategic direction of our company, his leadership in our acquisition and integration of Westcon-Comstor Americas, his leadership of the operations function of our company, his responsibility for our Technology Solutions operations, including Hyve Solutions, and his responsibility for our support departments, including information technology, financial operations, legal, and mergers and acquisitions.

President, North American Technology Solutions. Peter Larocque has served as our President, North American Technology Solutions since November 2013 and previously served as President, U.S. Distribution from July 2006 through November 2013, as Executive Vice President of Distribution from June 2001 to July 2006, and as Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our North America Technology Solutions. Mr. Larocque’s annual base salary was $473,889 in fiscal year 2017. Mr. Larocque also received a bonus of $1,129,506 under our Management Incentive Plan, a stock option grant of 12,188 shares, a restricted stock award of 2,914 shares, a grant of 5,579 performance-based RSUs, and a special grant of 23,556 performance-based RSUs. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our company, his leadership in our acquisition and integration of Westcon-Comstor Americas, and his leadership of the sales and marketing function of our company in North America. In addition, Mr. Larocque contributed substantially to the continued development of our service offerings; expansion of our product line card, especially in the communications, consumer, and networking markets; leadership of several significant sales divisions, including audio-visual, consumer electronics, enterprise, integrated communications, and technology solutions; organic growth of the U.S. Technology Solutions business, including Enterprise Solutions, Government and Healthcare Solutions, and Hyve Solutions; key customer initiatives; expansion of the VARNEX reseller community; and leadership of Share the Magic, our charitable fundraising efforts.

Executive Vice President and President of Concentrix Corporation. Christopher Caldwell is our Executive Vice President and President of Concentrix Corporation, our global business process outsourcing division, and has served in this capacity since February 2014. He previously served as President of Concentrix Corporation from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix Corporation from March 2007 until June 2012, and Senior Vice President, Global Business Development from March 2007 until June 2012. Mr. Caldwell joined SYNNEX in 2004 as Vice President, Emerging Business. Mr. Caldwell’s annual base salary was $455,502 in fiscal year 2017. Mr. Caldwell also received a bonus of $663,230 under our Management Incentive Plan, a stock option grant of 11,172 shares, a restricted stock award of 2,622 shares, a grant of 4,022 performance-based RSUs, and a special grant of 23,598 performance-based RSUs. Some of the primary factors affecting Mr. Caldwell’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our company, his leadership of the Concentrix segment of our company, and his leadership in our acquisition and integration of Tigerspike.

Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $451,703 in fiscal year 2017. Mr. Witt also received a bonus of $509,190 under our Management Incentive Plan, a stock option grant of 9,141 shares, a restricted stock award of 2,040 shares, a grant of 2,659 performance-based RSUs, and a special grant of 15,731 performance-based RSUs. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership in our acquisition and integration of Westcon-Comstor Americas, and his leadership of the worldwide finance organization.

Risk Assessment of Our Compensation Program

Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused primarily on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;

•	compensation mix overly weighted toward annual incentives;

•	highly leveraged payout curve and uncapped payouts;

•	unreasonable goals or thresholds; and

•	steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.

We are satisfied that these potential pitfalls have been avoided or mitigated. We continue to monitor our compensation programs and reserve the right to adjust them as we judge necessary to avoid creating undue risk.

In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers. Other risk-mitigating factors considered by the Compensation Committee include the following:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	our minimum equity holding guidelines;

•	our clawback policy which, in the event of a restatement of our financial results allows the Compensation Committee to seek to recover or cancel Profit Sharing Plan bonuses;

•	caps on performance-based awards to limit windfalls;

•	every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;

•	our policy to limit our involvement in cashless stock option exercises by our directors and officers;

•	our prohibition of trading in our securities on a short-term basis, on margin, or in a short sale transaction;

•	our policy against buying or selling puts or calls on our common stock;

•	our Code of Ethical and Business Conduct; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.

Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.

Tax Deductibility Considerations

Section 162(m) of the Code, as amended by the recently enacted Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer, chief financial officer and up to three other executive officers who are among our five most highly compensated executive officers. Prior to amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed with respect to federal income taxes. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. We are continuing to assess the impact of Section 162(m), as amended, on our compensation programs. While we consider the deductibility of awards in determining executive compensation, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Compensation Consultant and Peer Group Analysis. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant during fiscal year 2017. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze SYNNEX’ executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal year 2017. Neither SYNNEX nor the Compensation Committee engaged any compensation consultants during fiscal year 2017 whose fees exceeded $120,000. The Compensation Committee believes that the Compensia advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the New York Stock Exchange in its rules related to compensation advisor independence.

Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.

The following comparable technology distribution, electronic manufacturing services, data processing and outsourced services, and IT consulting and other services peer companies were used in our competitive benchmarking:

Anixter International, Inc.

Arrow Electronics, Inc.

CDW Corporation

CGI Group, Inc.

Cognizant Technology Solutions Corporation

Conduent Incorporated

Convergys Corporation

Insight Enterprises, Inc.

Jabil Inc.

Sanmina Corporation

ScanSource, Inc.

Sykes Enterprises, Incorporated

Tech Data Corporation

TeleTech Holdings, Inc.

In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2017 and 2018 and used them as a basis for making changes to executive compensation for fiscal years 2017 and 2018.

Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2017, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.

Mr. Murai also made recommendations to the Compensation Committee as to the compensation of the other named executive officers. The Compensation Committee may accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For Mr. Murai, the Compensation Committee solely determines the compensation of the President and Chief Executive Officer based on a performance review and competitive benchmarking provided by Compensia.

In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2017.

Respectfully submitted on February 9, 2018 by the members of the Compensation Committee of the Board of Directors:

Mr. Gregory Quesnel, Chair Mr. Fred Breidenbach Dr. Hau Lee Mr. Thomas Wurster

2017 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2015, 2016 and 2017 for our President and Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of November 30, 2017 whose total compensation for fiscal year ended November 30, 2017 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(1)(3)(6)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Kevin Murai
President, Chief Executive Officer	2017	653,644	—	1,313,561	1,499,986	2,099,522	21,360	5,588,073
and Director	2016	633,794	—	1,227,200	1,499,976	1,751,519	17,645	5,130,134
	2015	624,582	—	1,071,643	999,995	1,215,414	14,859	3,926,493
Dennis Polk
Chief Operating Officer	2017	473,889	630,000	3,701,927	449,981	1,583,031	11,978	6,850,806
and Director	2016	459,499	—	651,679	449,989	1,015,875	13,424	2,590,466
	2015	452,820	—	581,519	299,975	704,936	8,979	2,048,229
Peter Larocque
President,	2017	473,889	—	3,701,864	449,981	1,296,506	11,978	5,934,218
North American Technology Solutions	2016	459,499	—	651,679	449,989	1,040,297	10,021	2,611,485
	2015	452,820	—	581,519	299,975	721,836	8,979	2,065,129
Christopher Caldwell
Executive Vice President and	2017	455,502	—	3,573,183	412,470	663,230	9,391	5,113,776
President of	2016	441,670	—	470,440	412,496	612,967	6,523	1,944,096
Concentrix Corporation	2015	432,251	—	359,224	249,992	553,051	5,056	1,599,574
Marshall Witt
Chief Financial Officer	2017	451,703	—	2,418,200	337,486	509,190	9,742	3,726,321
	2016	437,986	—	394,406	337,476	484,157	9,926	1,663,951
	2015	431,590	—	332,927	224,974	375,239	8,344	1,373,074

(1)	Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 5 “Share-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended November 30, 2017.
(2)	For fiscal 2017, represents performance-based bonus awards under the Management Incentive Plan earned in fiscal 2017, but paid in fiscal 2018 as described in the Compensation Discussion and Analysis beginning on page 23.
(3)

Performance-based RSUs granted under our LTI program provide an opportunity for employees to receive common stock if a performance measure is met for the three-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the Target number of the performance-based RSUs granted under our LTI program described in the 2017 Summary Compensation Table Narrative, calculated in accordance with accounting guidance. If our performance results in a future payout of the performance-based RSUs at the maximum level, the aggregate grant date fair value of the stock awards granted would have been as follows: Mr. Murai, for fiscal 2017 $1,877,234, for fiscal 2016 $1,704,473, and for fiscal 2015 $1,643,353; Mr. Polk for fiscal 2017 $4,028,880, for fiscal 2016 $928,532, and for fiscal 2015 $913,150; Mr. Larocque, for fiscal 2017 $4,028,818, for fiscal 2016 $928,532, and for fiscal 2015 $913,150; ; Mr. Caldwell for fiscal 2017 $3,808,848, for fiscal 2016 $603,487, and for fiscal 2015 $518,605; and Mr. Witt for fiscal 2017 $2,574,059, for fiscal 2016 $526,322, and for fiscal 2015 $490,990. For additional information on grant date fair value and estimated future payouts of stock awards, see the 2017 Grants of Plan-Based Awards table on page 38, and to see the value of stock awards actually realized by the named executive officers in fiscal 2017, see the 2017 Option Exercises and Stock Vested table on page 42.
(4)	The following outlines all other additional compensation for fiscal 2017 required by SEC rules to be separately quantified: for Mr. Murai, dividend payments on unvested RSAs of $21,360; for Mr. Polk, Company contributions to 401(k) retirement savings plan of $1,300 and dividend payments on unvested RSAs of $10,678; for Mr. Larocque, Company contributions to 401(k) retirement savings plan of $1,300 and dividend payments on unvested RSAs of $10,678; for Mr. Caldwell, Company contributions to 401(k) retirement savings plan of $1,300 and dividend payments on unvested RSAs of $8,091; and for Mr. Witt, Company contributions to 401(k) retirement savings plan of $1,300 and dividend payments on unvested RSAs of $9,742. The dividend amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2017 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.
(5)	The Compensation Committee awarded Mr. Polk a cash bonus of $630,000, payable in a single sum, in recognition of his additional responsibilities and support of Mr. Murai through the end of 2017.
(6)	Includes the addition of the grant date fair value of special retention performance-based restricted stock units awarded only in fiscal 2017 to the officers as follows: Mr. Polk ($3,000,146); Mr. Larocque ($3,000,084); Mr. Caldwell ($3,000,146) and Mr. Witt ($1,999,970).

2017 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year ended November 30, 2017 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Murai		825,438	1,650,875	2,476,313	—	—	—	—	—	—	—
	1/27/2017	—	—	—	2,405	4,810	9,620	—	—	—	563,672
	10/3/2017	—	—	—	—	—	—	5,828	—	—	749,889
	10/3/2017	—	—	—	—	—	—	—	40,628	128.67	1,499,986
Dennis Polk		478,752	957,503	1,436,255	—	—	—	—	—	—	—
	1/27/2017	—	—	—	1,394	2,789	5,579	—	—	—	326,836
	10/3/2017	—	—	—	—	—	—	2,914	—	—	374,944
	10/3/2017	—	—	—	—	—	—	—	12,188	128.67	449,981
	10/20/2017	—	—	—	—	23,598	23,598	—	—	—	3,000,146
Peter Larocque		478,752	957,503	1,436,255	—	—	—	—	—	—	—
	1/27/2017	—	—	—	1,394	2,789	5,579	—	—	—	326,836
	10/3/2017	—	—	—	—	—	—	2,914	—	—	374,944
	10/3/2017	—	—	—	—	—	—	—	12,188	128.67	449,981
	10/20/2017	—	—	—	—	23,556	23,556	—	—	—	3,000,084
Christopher Caldwell		230,088	460,176	690,264	—	—	—	—	—	—	—
	1/27/2017	—	—	—	1,005	2,011	4,022	—	—	—	235,664
	10/3/2017	—	—	—	—	—	—	2,622	—	—	337,373
	10/3/2017	—	—	—	—	—	—	—	11,172	$128.67	412,470
	10/20/2017	—	—	—	—	23,598	23,598	—	—	—	3,000,146
Marshall Witt		228,169	456,337	684,506	—	—	—	—	—	—	—
	1/27/2017	—	—	—	664	1,329	2,659	—	—	—	155,742
	10/3/2017	—	—	—	—	—	—	2,040	—	—	262,487
	10/3/2017	—	—	—	—	—	—	—	9,141	$128.67	337,486
	10/20/2017	—	—	—	—	15,731	15,731	—	—	—	1,999,970

(1)	The target incentive amounts shown in this column reflect our annual bonus awards provided under our Management Incentive Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2017, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Management Incentive Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table.

(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels. Actual payouts may be more or less than these amounts and are at the discretion of the Compensation Committee.

(3)	The shares related to the January 2017 award represent the range of shares that may be released at the end of the performance period for the LTI awards, December 1, 2016 to November 30, 2019. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs will vest for the executive officers. The shares related to the October 2017 award represent the range of shares that may be released at the end of the performance period fiscal 2017 fourth quarter through fiscal 2020 third quarter. If the minimum threshold target performance of the internally established adjusted net income goal is not achieved, no performance-based RSUs will vest for the executive officers.

(4)	The restricted stock awards vest as to 20% of the shares on the first five anniversaries of the grant date.

(5)	The option awards vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares vest monthly thereafter over the remaining four-year period.

(6)	Fair value of performance-based RSU grants are calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions, adjusted for the exclusion of dividend equivalents. We pay dividends on restricted stock awards, and, accordingly, no adjustment is required to the stock price of the restricted stock awards.

Narrative to 2017 Summary Compensation Table and 2017 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2017 Summary Compensation Table and 2017 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, restricted stock awards and RSU grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
Kevin Murai	28,600	—	29.20	4/1/2020	—	—	—	—
	73,666	—	26.98	10/5/2021	—	—	—	—
	61,688	—	32.40	10/3/2022	—	—	—	—
	28,991	4,878	61.83	10/3/2023	—	—	—	—
	31,891	19,823	62.90	10/7/2024			—	—
	15,606	21,847	89.21	10/6/2025	—	—	—	—
	9,952	35,975	112.08	10/4/2026	—	—	—	—
	—	40,628	128.67	10/3/2027	—	—	—	—
	—	—	—	—	1,293	176,107	—	—
	—	—	—	—	3,179	432,980	—	—
	—	—	—	—	—	—	18,707 (3)	2,547,893
	—	—	—	—	—	—	984(3)	134,021
	—	—	—	—	—	—	28,273(3)	3,850,783
	—	—	—	—	—	—	1,488(3)	202,666
	—	—	—	—	3,362	457,904
	—	—	—	—	—	—	14,750(4)	2,008,950
	—	—	—	—	—	—	11,802(5)	1,607,432
	—	—	—	—	5,352	728,942	—	—
	—	—	—	—	—	—	9,620(6)	1,310,266
	—	—	—	—	5,828	793,774	—	—
Dennis Polk	199	—	19.41	10/3/2018	—	—	—	—
	2,000	—	30.96	9/29/2019	—	—	—	—
	7,623	—	27.87	10/7/2020	—	—	—	—
	139	—	26.98	10/5/2021	—	—	—	—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
	9,158	—	32.40	10/3/2022	—	—	—	—
	9,060	1,524	61.83	10/3/2023	—	—	—	—
	9,568	5,946	62.90	10/7/2024	—	—	—	—
	4,681	6,554	89.21	10/6/2025	—	—	—	—
	2,986	10,792	112.08	10/4/2026	—	—	—	—
	—	12,188	128.67	10/3/2027	—	—	—	—
	—	—	—	—	646	87,985	—	—
	—	—	—	—	1,589	216,422	—	—
	—	—	—	—	1,680	228,816	—	—
	—	—	—	—	—	—	8,555(4)	1,165,191
	—	—	—	—	—	—	6,845(5)	932,289
	—	—	—	—	2,676	364,471	—	—
	—	—	—	—	—	—	5,579(6)	759,860
	—	—	—	—	2,914	396,887	—	—
	—	—	—	—	—	—	23,598(7)	3,214,068

Peter Larocque	602	—	32.40	10/3/2022	—	—	—	—
	555	1,524	61.83	10/3/2023	—	—	—	—
	1,293	5,946	62.90	10/7/2024	—	—	—	—
	936	6,554	89.21	10/6/2025	—	—	—	—
	2,986	10,792	112.08	10/4/2026	—	—	—	—
	—	12,188	128.67	10/3/2027	—	—	—	—
	—	—	—	—	646	87,985	—	—
	—	—	—	—	1,589	216,422	—	—
	—	—	—	—	1,680	228,816	—	—
	—	—	—	—	—	—	8,555(4)	1,165,191
	—	—	—	—	—	—	6,845(5)	932,289
	—	—	—	—	2,676	364,471	—	—
	—	—	—	—	—	—	5,579(6)	759,860
	—	—	—	—	2,914	396,887	—	—
	—	—	—	—	—	—	23,556(7)	3,208,327

Christopher Caldwell	7,973	4,955	62.90	10/7/2024	—	—	—	—
	3,902	5,461	89.21	10/06/2025	—	—	—	—
	2,737	9,893	112.08	10/4/2026	—	—	—	—
	—	11,172	128.67	10/3/2027
	—	—	—	—	242	32,960	—	—
	—	—	—	—	1,271	173,110	—	—
	—	—	—	—	1,344	183,053	—	—
	—	—	—	—	—	—	4,111(4)	559,918
	—	—	—	—	—	—	3,289(5)	447,962
	—	—	—	—	2,408	327,970	—	—
	—	—	—	—	—	—	4,022(6)	547,796
	—	—	—	—	2,622	357,116	—	—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
	—	—	—	—	—	—	23,598(7)	3,214,048
Marshall Witt	7,175	4,460	62.90	10/7/2024	—	—	—	—
	3,511	4,915	89.21	10/6/2025	—	—	—	—
	2,239	8,094	112.08	10/4/2026	—	—	—	—
	—	9,141	128.67	10/3/2027	—	—	—	—
	—	—	—	—	2,845	387,489	—	—
	—	—	—	—	1,112	151,454	—	—
	—	—	—	—	1,176	160,171	—	—
	—	—	—	—	—	—	4,077(4)	555,287
	—	—	—	—	—	—	3,262(5)	444,284
	—	—	—	—	1,873	255,103	—	—
	—	—	—	—	—	—	2,659(6)	362,156
	—	—	—	—	2,040	277,848	—	—
	—	—	—	—	—	—	15,731(7)	2,142,562

(1)	Unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares vest monthly thereafter over the remaining four-year period.

(2)	Unless otherwise noted, all stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date. Market value was determined by multiplying the number of shares of stock or units, as applicable, by $136.20, the closing price of our Common Stock on November 30, 2017, the last trading day of our last completed fiscal year.

(3)	These RSUs were granted on October 7, 2014. A portion of the RSUs will vest upon the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates. An additional portion of the RSUs will vest on the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates and (ii) SYNNEX achieves on a cumulative basis certain EBITDA performance targets established by the Compensation Committee for each of the fiscal years ended November 30, 2014 through 2018. In the event of Mr. Murai’s death or disability prior to the fifth anniversary of the grant date, SYNNEX will transfer to Mr. Murai’s estate the number of shares that would have vested on an annual basis on or prior to his death or disability.

(4)	These RSUs granted on January 22, 2015 cliff vested on January 3, 2018, following the performance period ended November 30, 2017. The actual number of RSUs that vested was based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period ending November 30, 2017.

(5)	These RSUs granted on January 12, 2016 cliff vest following the performance period ending November 30, 2018. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2018, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(6)	These RSUs granted on January 27, 2017 cliff vest following the performance period ending November 30, 2019. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date.

(7)

These RSUs will vest in full on the fourth anniversary of October 20, 2017, the grant date. A portion of the RSUs will vest upon the third and fourth anniversaries of the grant date provided (i) the officer remains in continuous employment by SYNNEX through the vesting dates and (ii) SYNNEX achieves an increase of at least ten percent in adjusted net income as reported in SYNNEX financial statements from SYNNEX continuing operations for any consecutive 12-month period over the three-year period beginning fiscal 2017 fourth quarter through fiscal 2020 third quarter, measured against adjusted net income, with comparable financial measure adjustments, as reported in SYNNEX financial statements from SYNNEX continuing operations during the one-year period beginning fiscal 2016 fourth quarter through fiscal 2017 third quarter.

2017 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Murai	20,000	1,798,869	18,848	2,334,195
Dennis Polk	5,000	446,461	10,317	1,274,361
Peter Larocque	6,880	423,559	10,317	1,274,361
Christopher Caldwell	—	—	21,695	2,628,999
Marshall Witt	—	—	7,346	848,413

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.

Pension Benefits

None of our named executive officers participates in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation Plans

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited. None of our named executive officers participates in or have account balances under the nonqualified deferred compensation plan.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, we believe our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for the attraction and retention of executive talent.

We find it more equitable to offer severance benefits based on a standard formula relating to the executive officer’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations. As a result, and consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection.

Kevin Murai. On March 31, 2008, the Board of Directors appointed Kevin Murai as Co-Chief Executive Officer of SYNNEX and he subsequently became Chief Executive Officer in December 2008. On January 9, 2018, Mr. Murai announced that he will retire as President and Chief Executive Officer effective March 1, 2018. He will remain an employee of our company. In connection with Mr. Murai’s employment as President and Chief Executive Officer, Mr. Murai and our company executed an employment offer letter which provided for certain severance benefits and was amended on September 26, 2016 to modify the formula by which his severance payments are calculated to conform more closely to the severance compensation give to other senior executives of SYNNEX. If Mr. Murai’s employment with us is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and he signs a standard release of claims, Mr. Murai will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for 24 months, and paid COBRA for two years.

Other than as described above, the employment agreement of Mr. Murai does not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.

Dennis Polk. In connection with Mr. Polk’s appointment as our President and Chief Executive Officer upon Mr. Murai’s retirement effective March 1, 2018, we entered into an employment agreement with Mr. Polk. Pursuant to the terms of his employment agreement, Mr. Polk will receive a starting base salary at the rate of $675,000 per year and will be eligible to receive an annual cash bonus targeted at 2.5 times his base salary, with the actual amount of the bonus based on the achievement of performance goals established by the Board of Directors or Compensation Committee. In addition, the Compensation Committee approved the grant of two equity awards to Mr. Polk to occur on or about his start date as President and Chief Executive Officer: (a) a non-statutory stock option to acquire common stock of SYNNEX with a fair market value of approximately $1,050,000, and (b) restricted stock of SYNNEX with a fair market value of approximately $375,000, in accordance with our 2013 Stock Incentive Plan, as amended. Separately, the Compensation Committee awarded Mr. Polk a cash bonus of $630,000, payable in a single sum, in recognition of his additional responsibilities and support of Mr. Murai through the end of 2017.

Under the agreement, if Mr. Polk’s employment with us is terminated without cause and he signs a standard release of claims, Mr. Polk will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for 12 months, and paid COBRA for one year. If Mr. Polk’s employment with us is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and he signs a standard release of claims, Mr. Polk will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years.

Other than as described above, the employment agreement of Mr. Polk does not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.

Other Executive Officers. If any of the following categories of officers is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and the officer signs a standard release of claims, the officer is entitled to the following:

•	Executive Vice Presidents are entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years; and

•	Senior Vice Presidents are entitled to salary continuation at a rate equal to the average total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment after the thirteenth year of employment, up to a maximum of 18 months, and paid COBRA for one year.

Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.

As of the date of this Proxy Statement and as of November 30, 2017, Dennis Polk, Peter Larocque, Christopher Caldwell, and Marshall Witt are classified in the Executive Vice President and above category of officers. For these executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.

For each of these executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments upon Termination or Change of Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control if the triggering event were to have occurred on November 30, 2017. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
Kevin Murai	Salary	—	4,632,316
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	27,094
	Total value	—	4,659,410
Dennis Polk	Salary	—	1,773,350
	Bonus	—	—

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
	Option acceleration	—	—
	Benefits continuation	—	46,220
	Total value	—	1,819,570
Peter Larocque	Salary	—	2,963,322
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	46,220
	Total value	—	3,009,542
Christopher Caldwell	Salary	—	1,579,335
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	46,220
	Total value	—	1,625,555
Marshall Witt	Salary	—	1,344,933
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	29,422
	Total value	—	1,374,355

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a “say on pay” proposal. Consistent with the stockholders’ 2017 advisory vote on the frequency of holding an advisory vote on SYNNEX’ executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

As described in the “Executive Compensation —Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other compensation related tables and disclosure.”

Required Vote

Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation —Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

PROPOSAL 3

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2013

STOCK INCENTIVE PLAN

General

Shareholders are being asked to consider and approve the material terms of the performance goals under the 2013 Stock Incentive Plan, (referred to herein as the 2013 Plan), to satisfy the shareholder re-approval requirement under Section 162(m) of the Code. To comply with the performance-based compensation exception under Section 162(m) of the Code, shareholders must approve these material terms at least every five years.

The 2013 Plan was last approved by our shareholders at our 2013 annual meeting of shareholders. The company may be able to deduct performance-based compensation paid to certain executive officers for federal income tax purposes if this proposal is approved. Although the exception for performance-based compensation was recently repealed with respect to taxable years beginning after December 31, 2017, awards made pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date will remain eligible for this exception, and the 2013 Plan will continue to be applicable to such awards.

Code Section 162(m) Approval

Section 162(m) of the Code, as amended by the recently enacted Tax Cuts and Jobs Act of 2017, places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our Chief Executive Officer, Chief Financial Officer and up to three other executive officers who are among our five most highly compensated executive officers. Prior to amendment, compensation that qualified as performance-based compensation for purposes of Section 162(m) was not subject to this deductibility limit. Although the exception for performance-based compensation was recently repealed with respect to taxable years beginning after December 31, 2017, awards made pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date remain eligible for this exception.

For awards under the 2013 Plan to qualify for this exception, shareholders must approve the material terms of the performance goals under the 2013 Plan under which the awards are paid. The material terms of performance goals under the 2013 Plan include (i) the employees eligible to receive awards under the 2013 Plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the 2013 Plan below. Notwithstanding the foregoing, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect.

In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2013 Plan will be deductible under all circumstances, but it is the intention of the company and the Compensation Committee of the Board of Directors to have the ability to deduct performance-based awards under the 2013 Plan in compliance with Section 162(m) to the extent the Compensation Committee determines appropriate.

Eligibility. Our officers and employees and those of our subsidiaries and affiliates are eligible to participate in the 2013 Plan. Our directors and other persons that provide consulting services to us and our subsidiaries and affiliates are also eligible to participate in the 2013 Plan. As of November 30, 2017, more than 107,400 individuals, including employees and officers, non-employee directors and consultants were eligible to be considered for the grant of awards under the 2013 Plan.

Qualifying Performance Criteria. The 2013 Plan sets forth performance criteria used in the case of an award intended to qualify as “performance-based compensation” under Section 162(m). To qualify as “performance-based compensation,” the number of shares or other benefits granted, issued, retainable or vested under an award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either us as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either specially or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the administrator in the award:

(a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares. The administrator may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year, in each case within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

Maximum Shares and Award Limits. Under the 2013 Plan, the maximum number of shares of our common stock that may be subject to stock options, restricted shares, stock units and stock appreciation rights (share reserve) shall not exceed the sum of 1,696,409 shares, plus any shares subject to outstanding awards granted under the 2003 Stock Incentive Plan (referred to herein as the 2003 Plan), as of the effective date of the 2013 Plan, to the extent those awards expire, terminate or are cancelled for any reason prior to exercise without the issuance or delivery of such shares, any shares subject to vesting restrictions under the 2003 Plan on the effective date of the 2013 Plan that are subsequently forfeited, and any reserved shares not issued or subject to outstanding awards under the 2003 Plan on the effective date of the 2013 Plan.

In addition, no one recipient may receive options or stock appreciation rights under the 2013 Plan in any calendar year that relate to more than 1,500,000 shares, except that grants to a recipient in the calendar year in which his or her service first commences shall not relate to more than 2,500,000 shares. No one recipient may receive restricted shares or stock units under the 2013 Plan in any calendar year that relate to more than 1,500,000 shares, except that grants to a recipient in the calendar year in which his or her service first commences shall not relate to more than 2,500,000 shares. These limitations, and the terms of outstanding awards, shall be adjusted as appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events. If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will become available for awards under the 2013 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being settled or exercised, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2013 Plan. If stock units are settled or stock appreciation rights are exercised, then only the number of shares, if any, actually issued in settlement of such stock units or stock appreciation rights will reduce the number of available shares and the balance will become available for awards under the 2013 Plan.

Description of the 2013 Plan

The following is a summary of material terms of the 2013 Plan. All statements herein are intended only to summarize the 2013 Plan and are qualified in their entirety by reference to the 2013 Plan itself. For a more complete description of the terms of the 2013 Plan, you should read a copy of the 2013 Plan which is set forth in Appendix A.

Administration. Administration of the 2013 Plan is carried out by the Compensation Committee.

Stock Options. The 2013 Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Code and options that are not intended to so qualify.

Stock Appreciation Rights. The administrator also will select the recipients who receive stock appreciation rights under the 2013 Plan. A stock appreciation right entitles the recipient to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the base value for a share of common stock as established by the administrator at the time of grant of the award. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of common stock.

Restricted Shares. The administrator also will select the recipients who are granted restricted shares and, consistent with the terms of the 2013 Plan, will establish the terms of each stock award. A restricted share award may be subject to vesting requirements or transfer restrictions or both, if so provided by the administrator.

Restricted Stock Units. The administrator also will select the recipients who are granted restricted stock units and, consistent with the terms of the 2013 Plan, will establish the terms of each restricted stock unit. Restricted stock units give recipients the right to acquire a specified number of shares of stock, or in the Compensation Committee’s discretion, the equivalent value in cash, at a future date upon the satisfaction of certain vesting conditions based upon a vesting schedule or performance criteria established by the administrator.

Adjustment of Shares. Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

Amendment and Termination. No awards may be granted under the 2013 Plan after the tenth anniversary of the adoption of the 2013 Plan. The Board of Directors may amend or terminate the 2013 Plan at any time, but an amendment will not become effective without the approval of our stockholders to the extent required by applicable laws, regulations or rules. No termination of the 2013 Plan will affect a recipient’s rights under outstanding awards without the recipient’s consent.

New Plan Benefits

The administrator has not made any determination with respect to future awards under the 2013 Plan and, except for automatic grants to non-employee directors, awards and the terms of any awards under the 2013 Plan for the current year or any future year are not determinable.

The 2013 Plan provides for the automatic grant of options and restricted shares to nonemployee directors, and each non-employee director nominee who will continue to serve as a member of the Board of Directors will receive a number of whole restricted shares equal to $125,000 divided by the fair market value of a share of our common stock as of the grant date.

Required Vote

Approval of the material terms of the 2013 Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the material terms of the 2013 Plan.

The Board recommends a vote “FOR” the approval of the material terms of the 2013 Plan.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2018. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and our stockholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered for us by KPMG LLP for the fiscal years ended November 30, 2017 and 2016 were as follows:

Services Provided	2017	2016
Audit	7,001,620	$6,561,091
Audit Related	23,817	37,935
Tax	934,999	706,529
All Other	——	——
Total	$7,960,436	$7,305,555

Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2017 and 2016, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings.

Audit Related Fees. The aggregate fees billed for the fiscal years ended November 30, 2017 and 2016 were for professional services rendered relating to attestation and compilation services for our subsidiaries in connection with statutory and regulatory filings.

Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2017 and 2016 were primarily for professional services rendered relating to domestic and foreign tax compliance services and consulting services for international tax and planning services.

All Other Fees. Not applicable.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

The Board recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’ independent registered public accountants and reviewing their reports regarding SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. SYNNEX’ management is responsible for preparing SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’ management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee reviewed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees”. The Audit Committee has also received the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with SYNNEX’ internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’ internal accounting controls and the overall quality of SYNNEX’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2017, for filing with the SEC.

Respectfully submitted on February 9, 2018 by the members of the Audit Committee of the Board of Directors:

Ms. Andrea Zulberti, Chair
Ms. Ann Vezina
Mr. Duane Zitzner

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2019 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 25, 2018. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2019 Annual Meeting will be ineligible for presentation at the 2019 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended November 30, 2017, except that Mr. Polk had one one-day late Form 4 filing due to broker administrative error in January 2017.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 22, 2018

SYNNEX’ 2017 Annual Report has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 6, 2018, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and exhibits are also available at www.synnex.com.

Appendix A

SYNNEX CORPORATION

2013 STOCK INCENTIVE PLAN

SYNNEX CORPORATION

2013 STOCK INCENTIVE PLAN

SECTION 1.            ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors effective upon approval by the stockholders at the annual meeting on March 19, 2013 (the “Effective Date”).

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2.            DEFINITIONS.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Change in Control” shall mean the occurrence of any of the following events:

(i) A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A) Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”);

or

(B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (d)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (d)(ii)) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the Securities and Exchange Commission for the offering of securities or debt of the Company to the public.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(g) “Company” shall mean SYNNEX Corporation

(h) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor or a member of the board of directors of a Parent or a Subsidiary who is not an Employee. Service as a Consultant shall be considered Service for all purposes of the Plan.

(i) “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(j) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(m) “Fair Market Value” with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:

(i) If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter- dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii) If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; and

(iii) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(n) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(o) “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Company (or any Parent, Subsidiary or Affiliate), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Company (or any Parent, Subsidiary or Affiliate) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent, Subsidiary or Affiliate) may consider as grounds for the dismissal or discharge of the Participant or any other individual in the Service of the Company (or any Parent, Subsidiary or Affiliate).

(p) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(q) “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option or SAR).

(r) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(s) “Optionee” shall mean the holder of an Option or SAR.

(t) “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate. Service as an Outside Director shall be considered Service for all purposes of the Plan.

(u) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(v) “Participant” shall mean the holder of an Award.

(w) “Plan” shall mean this 2013 Stock Incentive Plan of Synnex Corporation, as amended from time to time.

(x) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

(y) “Restricted Share” shall mean a Share awarded under the Plan.

(z) “Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

(aa) “SAR” shall mean a stock appreciation right granted under the Plan.

(bb) “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

(cc) “Service” shall mean service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Stock Option Agreement, SAR Agreement, Restricted Share Agreement or Stock Unit Agreement, and as determined in the sole discretion of the Committee. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s Service will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(dd) “Share” shall mean one share of Stock, as adjusted in accordance with Section 11 (if applicable).

(ee) “Stock” shall mean the Common Stock of the Company.

(ff) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to such Option.

(gg) “Stock Unit” shall mean a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the terms, conditions and restrictions of a Stock Unit Agreement.

(hh) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(ii) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3.             ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of the Company, who shall be appointed by the Board. In addition, to the extent required by the Board, the composition of the Committee shall satisfy

(i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16-b3 (or its successor) under the Exchange Act; and

(ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards und the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing (including via email) by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i) To interpret the Plan and to apply its provisions;

(ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii) To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign laws;

(iv) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v) To determine when Awards are to be granted under the Plan;

(vi) To select the Offerees and Optionees;

(vii) To determine the number of Shares to be made subject to each Award;

(viii) To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

(ix) To amend any outstanding Award agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x) To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi) To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii) To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award agreement;

(xiv) To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xv) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

(e) Cancellation and Re-Grant of Stock Awards. Notwithstanding any contrary provision of the Plan, neither the Board nor any Committee, nor their designees, shall have the authority to: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price thereof, or (ii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value per Share in exchange foranother Option, SAR or other Award, unless the stockholders of the Company have previously approved such an action or such action relates to an adjustment pursuant to Section 11.

SECTION 4.             ELIGIBILITY.

(a) General Rule. Only common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b) Automatic Grants to Outside Directors.

(i) Each Outside Director who first joins the Board of Directors on or after the Effective Date, and who was not previously an Employee, shall receive a Nonstatutory Option to purchase 10,000 Shares (subject to adjustment under Section 11) and a number of whole Restricted Shares equal to $90,000 divided by the Fair Market Value of a Share as of the grant date. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded. The grant date for Options and Restricted Shares granted pursuant to this Section 4(b)(i) shall be the first business day after the election of the Outside Director to the Board of Directors; provided if the first business day after his or her election falls within a trading blackout period, then the grant date for Options or Restricted Shares shall be upon the expiration of the third trading day after the trading black-out period ends.

(ii) On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors, commencing with the first annual meeting occurring on or after the Effective Date, each Outside Director who will continue serving as a member of the Board of Directors thereafter shall receive a number of whole Restricted Shares equal to $90,000 divided by the Fair Market Value of a Share as of such grant date, provided the Outside Director has served on the Board of Directors for at least six months; provided, further, if the first business day following the conclusion of the regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors falls within a trading black-out period, then the grant date for Restricted Shares granted pursuant to this Section 4(b) (ii) shall be upon the expiration of the third trading day after the trading black-out period ends. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded.

(iii) The Exercise Price of all Nonstatutory Options granted to an Outside Director under this Section 4(b) shall be equal to 100% of the Fair Market Value of a Share on the date of grant, pay-able in one of the forms described in Section 8(a), (b) or (d).

(iv) (A) With respect to Options granted to Outside Directors under this Section 4(b) , one-third (1/3) of the Shares subject to each Option shall vest and become exercisable on the first anniversary of the date of grant, and the balance of the Shares subject to each Option (i.e., the remaining two-thirds (2/3)) shall vest and become exercisable monthly over a two-year period beginning on the day which is one month after the first anniversary of the date of grant; and (B) with respect to Restricted Shares awarded to Outside Directors under this Section 4(b), one-quarter (1/4) of the Restricted Shares shall vest on the last day of each fiscal quarter following the date of grant over a one-year period.

(v) Subject to Sections 4(b)(vi) and (vii) below, all Nonstatutory Options granted to an Outside Director under this Section 4(e) shall terminate on the day before the tenth anniversary of the date of grant of such Options.

(vi) If an Outside Director’s Service terminates for any reason, then his or her Options granted under this Section 4(b) shall expire on the earliest of the following occasions:

(A) The expiration date determined pursuant to Section 4(b)(v) above;

(B) The date 12 months after the termination of the Outside Director’s Service, if the termination occurs because of his or her death or Disability;

(C) The date of the Outside Director’s termination of Service, if the termination occurs by reason of his or her Misconduct; or

(D) The date three months after the termination of the Outside Director’s Service, if the termination occurs for any reason other than death, Disability or Misconduct.

The Outside Director may exercise all or part of his or her Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become vested before his or her Service terminated. The balance of such Options shall lapse when the Outside Director’s Service terminates.

(vii) In the event that the Outside Director dies after the termination of his or her Service but before the expiration of his or her Options granted under this Section 4(b), then his or her Options shall expire on the earlier of the following dates:

(A) The expiration date determined pursuant to Section 4(b)(v) above; or

(B) The date 12 months after his or her death.

(viii) The Board or the Committee in its discretion may change or otherwise revise the terms of the Awards granted to Outside Directors under this Section 4(b), including, without limitation, the number of Shares subject thereto and the type of Award to be granted under this Section 4(b), for Awards granted on or after the date the Board or Committee determines to make any such change or revision.

(c) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(d) Attribution Rules. For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(e) Outstanding Stock. For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5.             STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to Section 5(b) below, the maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (i) the number of Shares subject to outstanding awards granted under the Company’s 2003 Stock Incentive Plan (the “Predecessor Plan”), as of the Effective Date, to the extent those awards expire, terminate or are cancelled for any reason without the issuance or delivery of such Shares, any Shares subject to vesting restrictions under the Predecessor Plan on the Effective Date that are subsequently forfeited, and any reserved Shares not issued or subject to outstanding awards under the Predecessor Plan on the Effective Date, plus (ii) 1,696,409 shares; provided however, that such sum shall not exceed 2,750,000 Shares (the “Absolute Share Limit”). The number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed the Absolute Share Limit plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 5(b). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to out-standing Awards at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised or settled, as applicable, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

SECTION 6.            RESTRICTED SHARES

(a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares of thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(f) Number of Shares. Restricted Shares granted to a Participant in a single calendar year of the Company shall in no event relate to more than 1,500,000 Shares, except that Restricted Shares granted to a new Employee or Consultant in the calendar year of the Company in which his or her Service first commences shall not relate to more than 2,500,000 Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Section 11.

SECTION 7.            TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11. Options granted to a Participant in a single calendar year of the Company shall not cover more than 1,500,000 Shares, except that Options granted to a new Employee or Consultant in the calendar year of the Company in which his or her Service first commences shall not cover more than 2,500,000 Shares (in each case subject to adjustment in accordance with Section 11).

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(c).

Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(c)). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options Upon Termination of Service. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) Leaves of Absence. An Employee’s Service shall cease when such Employee ceases to be actively employed by, or a Consultant to, the Company (or any subsidiary) as determined in the sole discretion of the Board of Directors.

(i) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.

(j) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares.

The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

(k) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(l) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8.            PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

(b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that a Stock Option Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that dose not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Optionee in cash or other form of payment permitted under the Stock Option Agreement.

(g) Promissory Note. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9.            STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11. SARs granted to any Participant in a single calendar year shall in no event pertain to more than 1,500,000 Shares, except that SARs granted to a new Employee or Consultant in the calendar year of the Company in which his or her Service first commences shall not pertain to more than 2,500,000 Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Shares on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424 (h) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares.

The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted or (b) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish

SECTION 10.            STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h) Number of Shares. Stock Units granted to a Participant in a single calendar year of the Company shall not relate to more than 1,500,000 Shares, except that Stock Units granted to a new Employee or Consultant in the calendar year of the Company in which his or her Service first commences shall not relate to more than 2,500,000 Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Section  11.

SECTION 11.            ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments, in such manner as it, in its sole discretion, deems appropriate, in one or more of:

(i)         The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii)        The limitations set forth in Section 5(a), Section 6(f), Section 7(b), Section 9(b) and Section 10(h);

(iii)        The number of Awards to be granted to Outside Directors under Section 4(b);

(iv)        The number of Shares covered by each outstanding Option and SAR;

(v)         The Exercise Price under each outstanding Option and SAR; or

(vi)        The number of Stock Units included in any prior Award which has not yet been settled.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A of the Code, such agreement shall provide for:

(i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v) Settlement of the intrinsic value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

(d) Reservation of Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 12.            LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 13.            WITHHOLDING TAXES.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the legally required minimum tax withholding.

SECTION 14.            LIMITATION ON PARACHUTE PAYMENTS.

(a) Scope of Limitation.. This Section 14 shall apply to an Award only if the independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Optionee or Offeree, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Optionee or Offeree (including the excise tax under section 4999 of the Code), will be greater after the application of this Section 14 than it was before application of this Section 14.

(b) Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 14, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(c) Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 14, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 14 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

(d) Related Corporations. For purposes of this Section 14, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

SECTION 15.            NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Consultant or Outside Director. The Company and its Subsidiaries and Affiliates reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 16.            QUALIFYING PERFORMANCE CRITERIA.

The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals; provided, however, that where any Award is intended to qualify for exemption from the deduction limitation of Section 162 (m) of the Code as “qualified performance-based compensation,” the following conditions shall apply:

The amount potentially available under an Award shall be subject to the attainment of pre-established, objective performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares (“Qualifying Performance Criteria”). The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, in each case within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code. The Committee shall establish the applicable Qualifying Performance Criteria in writing and an objective method for determining the Award earned by a Participant if the goals are attained, while the outcome is substantially uncertain and not later than the 90th day of the performance period (but in no event after 25% of the period of service with respect to which the performance goals relate has elapsed), and shall determine and certify in writing, for each Participant, the extent to which the performance goals have been met prior to payment or vesting of the Award. The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of a Qualifying Performance Goal to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

SECTION 17.            SECTION 409A.

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such additional tax or penalty.

SECTION 18.            DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on March 19, 2023, and may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 19.            EXECUTION.

To record the adoption of the Plan by the Board of Directors on January 7, 2013, the Company has caused its authorized officer to execute the same.

SYNNEX CORPORATION

By	/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

AMENDMENT NO. 1 TO

SYNNEX CORPORATION

2013 STOCK INCENTIVE PLAN

In accordance with Section 18(b) of the SYNNEX Corporation 2013 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective upon approval by the stockholders at the annual meeting on March 19, 2013:

Section 3(e) of the Plan is hereby amended and restated in its entirety as follows:

“(e) Cancellation and Re-Grant of Stock Awards. Notwithstanding any contrary provision of the Plan, neither the Board nor any Committee, nor their designees, shall have the authority to: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price thereof, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price that is less than the exercise price of such cancelled Options or SARs, or (iii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value per Share in exchange for cash, another Award or other securities, in each case unless the stockholders of the Company have previously approved such an action or such action relates to an adjustment pursuant to Section 11”.

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 4th day of March, 2013.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Title:	General Counsel and Corporate Secretary

AMENDMENT NO. 2 TO

SYNNEX CORPORATION

2013 STOCK INCENTIVE PLAN

In accordance with Section 18(b) of the SYNNEX Corporation 2013 Stock Incentive Plan, as amended March 19, 2013 (the “Plan”), the Plan is hereby further amended as follows, effective as of July 28, 2014:

1.	Section 4(b) is hereby amended in its entirety as follows.

“4(b) Automatic Grants to Outside Directors.

(i) Each Outside Director who first joins the Board of Directors on or after July 28, 2014, and who was not previously an Employee, shall receive a number of whole Restricted Shares equal to the quotient of (x) $115,000, prorated for the number of months out of twelve that the Outside Director is expected to serve between the Outside Director’s appointment or election to the Board of Directors and the next regular annual meeting of the Company’s stockholders, rounded to the nearest month (y) divided by the Fair Market Value of a Share as of the grant date. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded. The grant date for Restricted Shares granted pursuant to this Section 4(b)(i) shall be the first trading day after the election of the Outside Director to the Board of Directors; provided if the first trading day after his or her election falls within a trading blackout period, then the grant date for Restricted Shares shall be upon the expiration of the third trading day after the trading black-out period ends.”

(ii) On the first trading day following the conclusion of each regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors, commencing with the first annual meeting occurring on or after July 28, 2014, each Outside Director who will continue serving as a member of the Board of Directors thereafter shall receive a number of whole Restricted Shares equal to $115,000 divided by the Fair Market Value of a Share as of such grant date, provided the Outside Director has served on the Board of Directors for at least six months; provided, further, if the first trading day following the conclusion of the regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors falls within a trading black-out period, then the grant date for Restricted Shares granted pursuant to this Section 4(b) (ii) shall be upon the expiration of the third trading day after the trading black-out period ends. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded.

(iii) With respect to Restricted Shares awarded to Outside Directors under this Section 4(b), one quarter (1/4) of the Restricted Shares shall vest on the last day of each fiscal quarter following the date of grant over a one-year period.

(iv) The Board or the Committee, in its discretion, may change or otherwise revise the terms of the Awards granted to Outside Directors under this Section 4(b), including, without limitation, the type of Award to be granted under this Section 4(b), for Awards granted on or after the date the Board or Committee determines to make any such change or revision.”

2.	Section 11(a) is hereby amended by deleting clause (iii) thereof (regarding adjustment of the number of Awards to be granted to Outside Directors to reflect stock splits and similar occurrences) and renumbering the succeeding clauses accordingly.

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 16th day of September, 2014.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Title:	General Counsel and Corporate Secretary

AMENDMENT NO. 3 TO

SYNNEX CORPORATION

2013 STOCK INCENTIVE PLAN

In accordance with Section 18(b) of the SYNNEX Corporation 2013 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of January 4, 2017.

1.	Section 4(b)(i) and (ii) are hereby amended in its entirety as follows.

“4(b) Automatic Grants to Outside Directors.

(i) Each Outside Director who first joins the Board of Directors on or after January 4, 2017, and who was not previously an Employee, shall receive a number of whole Restricted Shares equal to the quotient of (x) $125,000 prorated for the number of months out of twelve that the Outside Director is expected to serve between the Outside Director’s appointment or election to the Board of Directors and the next regular annual meeting of the Company’s stockholders, rounded to the nearest month (y) divided by the Fair Market Value of a Share as of the grant date. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded. The grant date for Restricted Shares granted pursuant to this Section 4(b)(i) shall be the first trading day after the election of the Outside Director to the Board of Directors; provided if the first trading day after his or her election falls within a trading blackout period, then the grant date for Restricted Shares shall be upon the expiration of the third trading day after the trading black-out period ends.”

(ii) On the first trading day following the conclusion of each regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors, commencing with the first annual meeting occurring on or after January 4, 2017, each Outside Director who will continue serving as a member of the Board of Directors thereafter shall receive a number of whole Restricted Shares equal to $125,000 divided by the Fair Market Value of a Share as of such grant date, provided the Outside Director has served on the Board of Directors for at least six months; provided, further, if the first trading day following the conclusion of the regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors falls within a trading black-out period, then the grant date for Restricted Shares granted pursuant to this Section 4(b) (ii) shall be upon the expiration of the third trading day after the trading black-out period ends. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded.

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 9th day of January 2017.

SYNNEX CORPORATION

By: /s/ Simon Y. Leung
Title: General Counsel and Corporate Secretary

AMENDMENT NO. 4 TO

SYNNEX CORPORATION

2013 STOCK INCENTIVE PLAN

In accordance with Section 18(b) of the SYNNEX Corporation 2013 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of March 21, 2017.

1.	Section 4(b) (ii) is hereby amended in its entirety as follows.

(ii) On the first trading day following the conclusion of each regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors, commencing with the first annual meeting occurring on or after January 4, 2017, each Outside Director who will continue serving as a member of the Board of Directors thereafter shall receive a number of whole Restricted Shares equal to $125,000 divided by the Fair Market Value of a Share as of such grant date, provided if the first trading day following the conclusion of the regular annual meeting of the Company’s stockholders after such Outside Director’s appointment or election to the Board of Directors falls within a trading black-out period, then the grant date for Restricted Shares granted pursuant to this Section 4(b) (ii) shall be upon the expiration of the third trading day after the trading black-out period ends. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded.

To record the amendment of the Plan, SYNNEX Corporation has executed this document this day of March 28, 2017.

SYNNEX CORPORATION

By:	/s/ Simon Leung

Title: Senior Vice President, General Counsel and Corporate Secretary

PROXY

SYNNEX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING — MARCH 20, 2018

The undersigned hereby constitutes and appoints Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.)

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▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 20, 2018. The Proxy Statement and our 2017 Annual Report to Stockholders are available at: http://www.viewproxy.com/synnex/2018

1. Election of Directors.
	FOR	WITHHOLD
01 – Dwight Steffensen	☐	☐
02 – Kevin Murai	☐	☐
03 – Dennis Polk	☐	☐
04 – Fred Breidenbach	☐	☐
05 – Hau Lee	☐	☐
06 – Matthew Miau	☐	☐

	FOR	AGAINST	ABSTAIN

2. An advisory vote to approve our Executive Compensation.	☐	☐	☐

CONTROL NUMBER

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	WITHHOLD
07 – Gregory Quesnel	☐	☐
08 – Ann Vezina	☐	☐
09 – Thomas Wurster	☐	☐
10 – Duane Zitzner	☐	☐
11 – Andrea Zulberti	☐	☐

	FOR	AGAINST	ABSTAIN

3. Approval of the material terms of performance goals under the 2013 Stock Incentive Plan.	☐	☐	☐

4. Ratification of the appointment of KPMG LLP as the independent registered public accountants.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
I plan on attending the meeting ☐

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles.

Signature of Stockholder		Date
Signature of Stockholder		Date

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▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET
Vote Your Proxy on the Internet:

Go to www .AALvote.com/SNX

Have your proxy card available
when you access the above
website. Follow the prompts to
vote your shares.

TELEPHONE
Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to
vote your proxy. Have your proxy
card available when you call.
Follow the voting instructions to
vote your shares.

MAIL
Vote Your Proxy by Mail:
Mark, sign, and date your proxy
card, then detach it, and return
it in the postage-paid envelope
provided.